EXHIBIT 23.3



                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Kestrel Energy, Inc.

We consent to the incorporation by reference in the registration statement on Amendment No. 2 to Form S-3 (No. 333-99151) of Kestrel Energy, Inc. of our report dated October 3, 2002, relating to the balance sheet of Kestrel Energy, Inc. as of June 30, 2002, and the related statements of operations and comprehensive (loss), stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 2002 Annual Report on Form 10-KSB/A2 of Kestrel Energy, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


                              Wheeler Wasoff, P.C.

Denver, Colorado
July 14, 2003